Exhibit 99.1

Orthofix International Comments on Judge’s Ruling

LEWISVILLE, Texas — September 6, 2012 (BUSINESS WIRE) — Orthofix International N.V., (NASDAQ:OFIX) (the Company) commented today on the federal court rejection of the previously signed plea agreement between the Department of Justice and Orthofix Inc., a subsidiary of the Company, to resolve the bone growth stimulation criminal investigation.

As matter of law, a federal court must determine whether there is a factual basis for a criminal plea offered by a defendant and, if it accepts the plea, will then impose its sentence.  Federal Rule of Criminal Procedure 11(c)(1)(C) allows criminal defendants to agree with the government, before offering a plea, on a recommended sentence, which becomes binding on the court if it accepts the plea.  Orthofix Inc., like other corporate defendants, had previously entered into such an agreement as part of the resolution of the government’s investigation.

“The Company and the government stand behind their agreements and continue to discuss a resolution of the matter following the court’s rejection of the plea,” said President and Chief Executive Officer Robert Vaters.  “We remain confident that this matter will be resolved amicably and in a manner that is in the best interests of our shareholders.”

Forward-Looking Statements:

This communication contains certain forward-looking statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which may include, but are not limited to, statements concerning the projections, financial condition, results of operations and businesses of Orthofix and its subsidiaries and are based on management’s current expectations and estimates and involve risks and uncertainties that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements.

The forward-looking statements in this release do not constitute guarantees or promises of future performance. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update or revise the information contained in this press release (which contains information current as of the date hereof, whether as a result of new information, future events or circumstances, or otherwise.

The Company cannot predict the timing or outcome of ongoing litigation matters and governmental investigations of our businesses which could result in civil or criminal liability or findings of violations of law (as further described in the “Legal Proceedings” sections of our annual report on Form 10-K and quarterly reports on Form 10-Q), that could materially impact our financial position and/or liquidity.

About Orthofix:

Orthofix International N.V. is a diversified, global medical device company focused on developing and delivering innovative repair and regenerative solutions to the spine and orthopedic markets. Orthofix’s products are widely distributed around the world to orthopedic surgeons and patients via Orthofix’s sales representatives and its subsidiaries, and via collaborations with other leading orthopedic product companies.  In addition, Orthofix is collaborating on R&D activities with leading research and clinical organizations such as the Musculoskeletal Transplant Foundation, the Orthopedic Research and Education Foundation, and Texas Scottish Rite Hospital for Children. For more information about Orthofix, please visit www.orthofix.com.

Contact:

Mark Quick

Director of Investor Relations and Business Development

markquick@orthofix.com

214-937-2924

Source:

Orthofix International N.V.